EXHIBIT 3.1
 STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF ARDENT HEALTH PARTNERS, INC.

Ardent Health Partners, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Corporation’s Board of Directors on May 22, 2025, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable.  Pursuant to Section 242(d)(1) of the General Corporation Law of the State of Delaware, no meeting or vote of stockholders is required to adopt the proposed amendment. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing Article I thereof so that, as amended, said Article I shall be and read as follows:
ARTICLE I
Name

The name of the Corporation is Ardent Health, Inc. (hereinafter called the "Corporation").

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That this certificate of amendment shall be effective as of 12:01 a.m. on June 3, 2025.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 22nd day of May, 2025.

By:	/s/ Stephen C. Petrovich

Name:	Stephen C. Petrovich
Title:	Executive Vice President & General Counsel